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                                  SCHEDULE 13G

                                 (RULE 13D-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                         (Amendment No. ___________)*



                          AboveNet Communications Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                    00374310
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 15, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                           [   ]   Rule 13d-1(b)

                           [ x ]   Rule 13d-1(c)

                           [   ]   Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No. 00374310             13G                Page __1__ of ___4__ Pages
---------------------                             ----------------------------


--------- ----------------------------------------------------------------------
   1      Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
         (Entities Only)

               Kline Hawkes California SBIC, L.P.  95-4539307
--------- ----------------------------------------------------------------------
   2      Check the Appropriate Box if a member of a Group              (a)  [ ]
          (See Instructions)                                            (b)  [ ]

--------- ----------------------------------------------------------------------
   3      SEC Use Only

--------- ----------------------------------------------------------------------
   4      Citizenship or Place of Organization

               Delaware
---------------------------------------- -------- ------------------------------
               Number of                    5     Sole Voting Power
                                                       909,230
                Shares
                                         -------- ------------------------------
             Beneficially                   6     Shared Voting Power
                                                       0
               Owned by
                                         -------- ------------------------------
                 Each                       7     Sole Dispositive Power
                                                       909,230
               Reporting
                                         -------- ------------------------------
                                            8     Shared Dispositive Power
              Person With                              0

--------- ----------------------------------------------------------------------
   9      Aggregate Amount Beneficially Owned by Each Reporting Person
               909,230

--------- ----------------------------------------------------------------------
   10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [ ]
          (See Instructions)

--------- ----------------------------------------------------------------------
   11     Percent of Class Represented by Amount in Row (9)
               7.07%

--------- ----------------------------------------------------------------------
   12     Type of Reporting Person (See Instructions)
               PN

--------- ----------------------------------------------------------------------






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---------------------                              -----------------------------
CUSIP No. 00374310                13G               Page __2__ of ___4__ Pages
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                             SCHEDULE 13G STATEMENT

ITEM              1(a) NAME OF ISSUER
                  AboveNet Communications Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  50 W. San Fernando Street
                  Suite #1010
                  San Jose, CA  95113

ITEM 2(a)         NAME OF PERSON FILING
                  Kline Hawkes California SBIC, L.P.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE
                  11726 San Vicente Blvd.
                  Suite 300
                  Los Angeles, CA  90049

ITEM 2(c)         CITIZENSHIP
                  United States

ITEM 2(d)         TITLE OF CLASS OF SECURITIES
                  Common Stock

ITEM 2(e)         CUSIP NUMBER
                  Not applicable.

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or dealer registered under Section 15 of the
                          Exchange Act.

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
                          Act.

                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                  (d) [ ] Investment company registered under Section 8 of the
                          Investment Company Act.

                  (e) [ ] An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);


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CUSIP No. 00374310               13G                   Page __3__ of __4__ Pages
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                  (g) [ ] A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section
                          3(b) of the Federal Deposit Insurance Act;

                  (i) [ ] A church plan that is excluded from the
                          definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement if filed pursuant to Rule 13d-1(c), check this box. [ x ]

ITEM 4   OWNERSHIP

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a)        Amount beneficially owned:       909,230.
                                                            ----------
                  (b)        Percent of class:  7.07%.
                                               -----
                  (c) Number of shares as to which the person has:

                      (i)   Sole power to vote or to direct the vote   909,230.
                                                                      ---------

                      (ii)  Shared power to vote or to direct the vote 0.
                                                                       --

                      (iii) Sole power to dispose or to direct the disposition
                            of 909,230.
                               --------

                      (iv) Shared power to dispose or to direct the disposition of 0.
                                           --

ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not applicable.


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CUSIP No. 00374310                13G                Page __4__ of ___4__ Pages
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not applicable.

ITEM 10. CERTIFICATION
         "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

                                        December 21, 1998
                                        -----------------
                                        Date

                                        Kline Hawkes California SBIC, L.P.

                                        By:  Kline Hawkes California SBIC
                                             General Partner, L.P.,
                                             its general partner

                                        By:  Kline Hawkes Management SBIC, Inc.,
                                             its General Partner

                                        By:   /s/ Frank R. Kline
                                              ------------------
                                             Signature

                                             Chairman
                                             --------
                                             Title